Exhibit 99.1

Legal Opinion	Grandall Law Firm (Shanghai)

上海市北京西路 968 号嘉地中心 27 层      邮编：200041

27th Floor, Garden Square, No. 968 West Beijing Road, Shanghai 200041, China

电话/Tel: (+86)(21) 5234 1668 传真/Fax: (+86)(21) 5234 1670

网址/Website: http://www.grandall.com.cn

To: NetClass Technology Inc

701 - 21, No. 912, Gonghexin Rd, Jing’an District, Shanghai People’s

Republic of China

Dear Sirs/Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We are acting as PRC counsel to NetClass Technology Inc (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed public offering (the “Offering”) of certain number of Class A ordinary shares (the “Ordinary Shares”), par value $0.00025 per share, of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Class A Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Class A Ordinary Shares on the Nasdaq Capital Market.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including but not limited to originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (the “Documents”).

In examining the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

1.	the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

2.	the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents;

Legal Opinion	Grandall Law Firm (Shanghai)

3.	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents;

4.	that information provided to us by the Company, the WFOE (as defined below), Shanghai Netwide (as defined below), NetClass China (as defined below), and the PRC Subsidiaries (as defined below) in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, the WFOE, Shanghai Netwide, NetClass China, and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

5.	all Governmental Authorizations and other official statement or documentation are obtained by lawful means in due course;

6.	that each of the parties other than PRC entities (as defined below) is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

7.	that all parties other than the PRC entities have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

8.	all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company, the WFOE, Shanghai Netwide, NetClass China, and the PRC Subsidiaries with proper authority and upon representations, made in or pursuant to the Documents.

The following terms as used in this Opinion are defined as follows:

“China” or “PRC”	means the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this Opinion only.

“PRC Laws”	means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Governmental Authorities”	means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“Governmental Authorizations”	means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

Legal Opinion	Grandall Law Firm (Shanghai)

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“NetClass HK”	means Dragonsoft Group Co., Limited, a wholly-owned subsidiary of Netclass (defined below) under the laws of Hong Kong.

“WFOE”	means Shanghai Zhima information Technology Co., Ltd. (上海职马信息技术有限公司), a wholly foreign-owned subsidiary of NetClass HK under the laws of the People’s Republic of China.

“NetClass”	means NETCLASS TECHNOLOGY INC, a Cayman Islands exempted company.

“Shanghai Netwide”	means Shanghai Netwide Enterprise Management Co., Ltd. (上海网宽企业管理有限公司), a wholly-owned subsidiary of WFOE under the laws of the People’s Republic of China

“NetClass China”	means Shanghai NetClass Information Technology Co., Ltd. (上海网班信息科技股份有限公司) incorporated under the laws of the People’s Republic of China. WFOE owns 21.46% equity interest and Shanghai Netwide owns 78.54% equity interest

“PRC Subsidiaries”	means Shanghai Chuangyuan Education Technology Co., Ltd. (上海创远教育科技有限公司), Shanghai NetClass Human Resource Co., Ltd. (上海网班人力资源有限公司), Shanghai NetClass Enterprise Management Co., Ltd. (上海网班企业管理服务有限公司), and NetClass Training (Shanghai) Co., Ltd. (网班(上海)教育培训有限公司), all of which are limited liability companies organized under the laws of the PRC.

“PRC Entities”	means the WFOE, Shanghai Netwide, NetClass China, and PRC Subsidiaries

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“shares”, “Shares” or “Class A Ordinary Shares”	means the Class A ordinary shares of NetClass, par value $0.00025 per share.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

Legal Opinion	Grandall Law Firm (Shanghai)

Based upon and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

1.	The description of the ownership structure described under the caption “Corporate Structure” in the Prospectus is true and accurate in all material respects and insofar as related to PRC Laws, nothing has been omitted from such description which would make the same misleading in any material respects. Based on our understanding of the currently effective PRC Laws, the ownership structures of the PRC Entities, both currently and immediately after giving effect to the Offering, will not result in any violation of the PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws and future PRC laws and regulations, and there can be no assurance that in the future the PRC authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

2.	The M&A Rules purport, among other things, to require an offshore special purpose vehicles controlled by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval from the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the currently effective PRC Laws, the CSRC’s approval is not required for the approval of the listing and trading of the Company’s shares on the Nasdaq Capital Market, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; and (ii) the WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented in the future and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.	The statements set forth under the caption “Taxation - People’s Republic of China Enterprise Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law and regulations, are accurate in all material respects and constitute our opinion.

4.	The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Legal Opinion	Grandall Law Firm (Shanghai)

5.	The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Corporate Structure”, “Business”, “Legal Proceedings”, “Enforceability of Civil Liabilities”, “Regulations”, “Dividend Policy” and “Legal Matters” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, as confirmed by us, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true, correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

This Opinion is subject to the following qualifications:

a)	This Opinion relates only to currently effective PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

b)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

c)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this Opinion.

d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name in the Registration Statement.

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Legal Opinion	Grandall Law Firm (Shanghai)

[This is the signature page of PRC Legal Opinion regarding certain legal matters of the initial public offering of NETCLASS TECHNOLOGY INC.]

Yours faithfully,

/s/ Grandall Law Firm (Shanghai)

Grandall Law Firm (Shanghai)

Date: March 25, 2024